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                                                                    EXHIBIT 10.4
                              LETTER OF AGREEMENT
                                    10-20-96


Auto-By-Tel Corp. has verbally entered into an agreement for the employment of Mike Lowell as COO of Auto-By-Tel Marketing Corp. The scope of responsibilities cover the entire management of the operations of the ABT Marketing Company. The COO will report directly to the President and CEO of the parent company, Auto-By-Tel Corp. The duties include the overall management of the dealer sales organization, information and technology development, legal and financial.

The starting agreed upon salary will be $120,000 per year. Bonus plan for 1996 is not currently considered. Bonus plan for 1997 will be acted upon by Board of Directors and its compensation committee and no promises or guarantees are made as of this agreement. Additionally 100,000 shares of Auto-By-Tel Corp. common shall be made available under the employee stock option plan under the following terms.

          25,000 shares vested 6 months after start date of employment 25,000 shares one year after vested in first option
          25,000 shares second year after vested in first option
          25,000 shares third year after vested in first option

The vesting price will be determined by legal consul and is to be the lowest possible responsible option price at time of this agreement. In consideration is undervalued stock options and the affect on earnings. The amount is anticipated to be a maximum of 80% of [the price was determined to be $5 per share on 10/27/96] the lower range of the initial listing price of the anticipated IPO of ABT Corp. The option dollar amount should be known to employee prior to actual start date.

Mike Lowell will receive, in the event of a termination without cause, a six month continuation of salary if terminated within one (1) year from start date. The continuation of salary stops if he accepts employment with another company during the six month period.



/s/  PETE ELLIS
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Pete Ellis
President
Auto-By-Tel